SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                   FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                          COMMISSION FILE NUMBER: 0-13627

                            CTC COMMUNICATIONS CORP.
                           (Exact name of registrant)
                            220 Bear Hill Road
                          Waltham, Massachusetts 02451
                                (781) 466-8080
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      CTC COMMUNICATIONS CORP. COMMON STOCK, $.01 PAR VALUE PER SHARE
           (Title of each class of securities covered by this Form)

                                     NONE
 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(ii)   [ ]
                Rule 12g-4(a)(1)(ii)  [ ]     Rule 12h-3(b)(2)(i)    [ ]
                Rule 12g-4(a)(2)(i)   [ ]     Rule 12h-3(b)(2)(ii)   [ ]
                Rule 12g-4(a)(2)(ii)  [ ]     Rule 15d-6             [ ]
                Rule 12h-3(b)(1)(i)   [X]

Approximate number of holders of record as of the certification or notice date: ONE, as of September 30, 1999, the effective date of the reorganization of the registrant into a holding company structure.

        Pursuant to the requirements of the Securities Exchange Act of 1934, CTC Communications Group, Inc., as the successor issuer by reorganization into a holding company structure, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    By:   /s/ John D. Pittenger
                                        ------------------------------
                                          John D. Pittenger, Executive
                                          Vice President and
                                          Chief Financial Officer
Date:  September 30, 1999